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                                                                      EXHIBIT 11

Exhibit 11.  Statement re Computation of Per Share Earnings

                       THE ROUSE COMPANY AND SUBSIDIARIES
             Computation of Fully Diluted Earnings (Loss) Per Share
               (Unaudited, in thousands except per share amounts)
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

                                                    Years ended December 31,
                                                  ----------------------------
                                                    1995      1994      1993
                                                  --------  --------  --------

Earnings (loss) before extraordinary losses       $ 5,850   $ 6,606   $(1,291)

Add after tax interest expense applicable to
 convertible subordinated debentures                4,859     4,859     6,236
                                                  -------   -------   -------

Earnings before extraordinary losses,
 as adjusted                                       10,709    11,465     4,945

Extraordinary losses, net of related income
 tax benefits                                      (8,631)   (4,447)   (8,051)
                                                  -------   -------   -------

Net earnings (loss), as adjusted                  $ 2,078   $ 7,018   $(3,106)
                                                  =======   =======   =======

Shares:
------

Weighted average number of common shares
 outstanding                                       47,814    47,565    47,411
Assuming conversion of convertible
 Preferred stock                                   10,600    10,600     8,251
Assuming conversion of convertible
 subordinated debentures                            4,541     4,541     5,917

Assuming exercise of options and warrants
 reduced by the number of shares which
 could have been purchased with the
 proceeds from the exercise of such options           247       175       224
                                                  -------   -------   -------

Weighted average number of shares outstanding
 as adjusted                                       63,202    62,881    61,803
                                                  =======   =======   =======

Earnings (loss) per common share assuming full
 dilution:
 Earnings before extraordinary losses             $   .17   $   .18   $   .08
 Extraordinary losses                                (.14)     (.07)     (.13)
                                                  -------   -------   -------

 Net earnings (loss)                              $   .03   $   .11   $  (.05)
                                                  =======   =======   =======

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This calculation is submitted in accordance with Regulation S-K item 601
(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.